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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Option Plan and the 1996 Employee Stock Purchase Plan, expected to be filed on or about June 8, 1998, of our report dated June 12, 1996, with respect to the consolidated financial statements of Artecon, Inc. included in the Joint Proxy Statement/Prospectus of Storage Dimensions, Inc. and Artecon, Inc. that were made a part of the Registration Statement (Form S-4 No. 333-47593) of Storage Dimensions, Inc. filed on March 9, 1998.

                                             ERNST & YOUNG LLP



San Diego, California
June 8, 1998